Exhibit (d.8)

AMENDED AND RESTATED EXPENSE CAP/REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the 30th day of August, 2002, as amended as of the 28th day of October, 2003 between Frontegra Asset Management, Inc. (the “Adviser”) and Frontegra Funds, Inc. (the “Company”) on behalf of the Frontegra Total Return Bond Fund, Frontegra Investment Grade Bond Fund, Frontegra Opportunity Fund, Frontegra New Star International Equity Fund and the Frontegra Horizon Fund (collectively, the “Funds”).

WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Funds’ operating expenses to ensure that the Funds’ total operating expenses do not exceed the levels described below.

WHEREAS, this Agreement amends and restates all prior expense cap/reimbursement agreements and amendments thereto between the Adviser and the Funds.

NOW THEREFORE, the parties agree as follows:

The Adviser agrees that, for the term of this Agreement, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Funds and the Adviser dated October 30, 1996, as amended and/or assume expenses for the Funds to the extent necessary to ensure that the Frontegra Total Return Bond Fund’s total operating expenses do not exceed 0.425%; the Frontegra Investment Grade Bond Fund’s total expenses do not exceed 0.42%; the Frontegra Opportunity Fund’s total operating expenses do not exceed 0.90%; the Frontegra New Star International Equity Fund’s total operating expenses do not exceed 0.95%; and the Frontegra Horizon Fund’s total operating expenses do not exceed 1.10%, on an annual basis of each Fund’s average daily net assets.

The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years from the date the Adviser reduced its compensation and/or assumed expenses for the Funds.

This Agreement shall continue in effect until October 31, 2004 with successive renewal terms of one year, each measured from the date of renewal, unless either party shall notify the other party of its desire to terminate this Agreement prior to such renewal.

FRONTEGRA ASSET MANAGEMENT, INC.

By:

_____________________________________

William D. Forsyth, III

Co-President

FRONTEGRA FUNDS, INC.

By:

________________________________________

Thomas J. Holmberg, Jr.

Co-President